EXHIBIT 99.1

March 31, 2004

Natus Medical Incorporated

1501 Industrial Road

San Carlos, CA 94070

Ladies and Gentlemen:

Please be advised that we have been unable to complete our review of the Company’s annual report on Form 10-K for the year ended December 31, 2003. We anticipate completing this review in time for filing within fifteen calendar days of the due date of the Company’s report on Form 10-K.

Respectfully yours,

/S/ BDO Seidman, LLP

San Francisco, California